UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

BIOENVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24875	13-4025857
(Commission File No.)	(IRS Employer Identification No.)

345 Park Avenue, 41st Floor

New York, New York 10154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 750-6700

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 27, 2006, Bioenvision, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with James S. Scibetta (the “Executive”), which provides that, among other things, Executive will serve as Chief Financial Officer of the Company for the term beginning on December 4, 2006 (the “Effective Date”) and ending on the first anniversary thereof (the “Expiration Date”) or such earlier date on which Executive’s employment terminates in accordance with the terms of the Employment Agreement. On the Expiration Date and each anniversary thereof, the Expiration Date shall be extended by one year unless (a) the Employment Agreement has been earlier terminated by its terms or (b) either party gives written notice not less than 90 days prior to the then Expiration Date that the Employment Agreement will not be extended. Pursuant to the terms of the Employment Agreement, Executive will receive a base salary of $270,000 per year and is eligible to receive annual bonus compensation in such amounts, if any, to be determined in the sole discretion of the Company’s Board of Directors or as otherwise set forth under the terms of any future written agreements that Executive and the Company may enter into. Notwithstanding the above, a minimum of $85,000 shall be granted at the time of Executive’s completion of one full year of employment with the Company. The Company agreed to grant and issue stock options to Executive, under the Company’s 2003 stock option plan, to purchase 350,000 shares of common stock at its fair market value on the Effective Date (the average of the high and low bid price of shares of the Company's common stock). 100,000 of these options shall vest immediately on the Effective Date, and 125,000 of these options shall vest on each of the first and second anniversaries of the Effective Date, or earlier pursuant to the terms of the Company’s 2003 Stock Option Plan. If Executive resigns with good reason or is discharged without cause, he is entitled to a lump sum in cash, payable within ten (10) business days after the effective date of such event, equal to one times the sum of Executive’s then-current base salary, plus his then average annual bonus for the preceding two years and (B) all of Executive’s outstanding stock options shall immediately vest and become exercisable and Executive shall have the full term of the option to exercise any of his stock options. If Executive resigns without good reason or is discharged for cause, he is entitled to any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and Executive shall forfeit all vested and unvested stock pursuant to the terms of the 2003 stock option plan.

On November 28, 2006, the Company issued a press release announcing the appointment of Mr. Scibetta as Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 28, 2006, the Company announced the appointment James S. Scibetta to the post of Chief Financial Officer of the Company. Mr. Scibetta will begin his employment with Bioenvision on December 4, 2006 (the “Effective Date”).

Mr. Scibetta, 42, was most recently Executive Vice President & CFO of Merrimack Pharmaceuticals, Inc. of Cambridge, Massachusetts, a biopharmaceutical company focused on discovery and development of novel therapies for autoimmune disease and cancer. Mr. Scibetta is a member of the board of directors and audit committee chairman of Labopharm Inc. (Nasdaq:DDSS, TSX:DDS), an international, specialty pharmaceutical company focused on improving existing drugs by incorporating its proprietary, advanced controlled-release technologies, and formerly has served as a senior investment banker providing capital raising, M&A and strategic advisory services to healthcare companies at Shattuck Hammond Partners, LLC, a boutique healthcare investment bank and PaineWebber Inc.

There were no arrangements or understandings between Mr. Scibetta and any other person pursuant to which Mr. Scibetta was selected as an executive officer. There are no family relationships between Mr. Scibetta and any of our directors. There are no related person transactions between the Company and Mr. Scibetta.

The Company and Mr. Scibetta entered into an Employment Agreement, dated November 27, 2006, as described above in Item 1.01. Pursuant to the terms of the Employment Agreement, on the Effective Date, the Company will grant and issue stock options to Mr. Scibetta, under the Company’s 2003 stock option plan, to purchase 350,000 shares of common stock at its fair market value on the Effective Date (the average of the high and low bid price of shares of the Company's common stock). 100,000 of these options shall vest immediately on the Effective Date, and 125,000 of these options shall vest on each of the first and second anniversaries of the Effective Date, or earlier pursuant to the terms of the Company’s 2003 Stock Option Plan.

On the Effective Date, David P. Luci, the Company’s current Chief Financial Officer, General Counsel and Corporate Secretary will be promoted to the position of Executive Vice President, General Counsel and Corporate Secretary, focusing on business and product development activities and continuing to manage the Company's legal and regulatory matters.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Employment Agreement by and between the Company and James S. Scibetta, dated November 27, 2006.

99.1	Press Release dated November 28, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOENVISION, INC.

Dated: November 30, 2006	By:	/s/ David P. Luci
David P. Luci
Chief Financial Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1	Employment Agreement by and between the Company and James S. Scibetta, dated November 27, 2006.
99.1	Press release dated November 28, 2006.